Exhibit 99.1

June 8, 2021

Greenwich LifeSciences Set to Join Russell 2000® Index

STAFFORD, Texas—(Business Wire)— Greenwich LifeSciences, Inc. (Nasdaq: GLSI) (the “Company”), a clinical-stage biopharmaceutical company focused on the development of GP2, an immunotherapy to prevent breast cancer recurrences in patients who have previously undergone surgery, today announced that it is set to join the Russell 2000® and Russell 3000® Indexes at the conclusion of the Russell indexes annual reconstitution, effective after the US markets open on June 28, 2021.

CEO Snehal Patel commented, “The addition of our company to the Russell 2000® Index is an important opportunity to increase our institutional ownership and reflects the progress we have made this past year. We welcome the enhanced visibility as we continue to develop our GP2 immunotherapy to prevent metastatic breast cancer. We look forward to sharing our future progress, including our planned Phase III clinical trial, with our expanding shareholder base.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s US indexes.

FTSE Russell primarily uses objective, market-capitalization rankings, and style attributes to determine membership for its Russell indexes. Membership in the small-cap Russell 2000® Index, which remains in place for one year, is based on membership in the broad-market Russell 3000® Index. For more information on the Russell 2000® Index and the Russell indexes reconstitution, visit the FTSE Russell website at: https://www.ftserussell.com/resources/russell-reconstitution.

About FTSE Russell

FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally. FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $17.9 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives. FTSE Russell is wholly owned by London Stock Exchange Group.

About Breast Cancer and HER2/neu Positivity

One in eight U.S. women will develop invasive breast cancer over her lifetime, with approximately 266,000 new breast cancer patients and 3.1 million breast cancer survivors in 2018. HER2/neu (human epidermal growth factor receptor 2) protein is a cell surface receptor protein that is expressed in a variety of common cancers, including in 75% of breast cancers at low (1+), intermediate (2+), and high (3+ or over-expressor) levels.

About Greenwich LifeSciences, Inc.

Greenwich LifeSciences is a clinical-stage biopharmaceutical company focused on the development of GP2, an immunotherapy to prevent breast cancer recurrences in patients who have previously undergone surgery. GP2 is a 9 amino acid transmembrane peptide of the HER2/neu protein. In a randomized, single-blinded, placebo-controlled, multi-center (16 sites led by MD Anderson Cancer Center) Phase IIb clinical trial, no recurrences were observed in the HER2/neu 3+ adjuvant setting after median 5 years of follow-up, if the patient received the 6 primary intradermal injections over the first 6 months (p = 0.0338). Of the 138 patients that have been treated with GP2 to date over 4 clinical trials, GP2 treatment was well tolerated and no serious adverse events were observed related to GP2 immunotherapy. Greenwich LifeSciences is planning to commence a Phase III clinical trial using a similar treatment regime as the Phase IIb clinical trial. For more information on Greenwich LifeSciences, please visit the Company’s website at www.greenwichlifesciences.com and follow the Company’s Twitter at https://twitter.com/GreenwichLS.

About GP2 Immunotherapy Immune Response

As previously reported, GP2 immunotherapy generated GP2-specific immune responses, leading to no metastatic breast cancer recurrence in the HER2/neu 3+ population in the Phase IIb clinical trial, thus supporting GP2’s mechanism of action. Statistically significant peak immunity was reached after 6 months of GP2 treatment, as measured in both the Dimer Binding Assay and the DTH skin test. HER2/neu 3+ population immune response was similar to the HER2/neu 1-2+ population immune response, suggesting the potential to treat the HER2/neu 1-2+ population (including triple negative breast cancer) with GP2 immunotherapy in combination with trastuzumab (Herceptin) based products and other clinically active agents. The broad based immune response suggests the potential for GP2 to treat other HER2/neu 1-3+ expressing cancers. For more information on GP2 immune response and clinical data, please visit the Company’s clinical trial tab at https://greenwichlifesciences.com/clinical-trials/.

Forward-Looking Statement Disclaimer

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Greenwich LifeSciences Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including statements regarding the intended use of net proceeds from the public offering; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Greenwich LifeSciences, Inc. undertakes no duty to update such information except as required under applicable law.

Company Contact

Snehal Patel

Investor Relations

(832) 819-3232

info@greenwichlifesciences.com

Investor & Public Relations Contact for Greenwich LifeSciences

Dave Gentry

RedChip Companies Inc.

Office: 1-800-RED CHIP (733 2447)

Cell: (407) 491-4498

dave@redchip.com